NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2016 RESULTS

HIGHLIGHTS

•
During the quarter, Stratus received attractive bids for The Oaks at Lakeway, an HEB grocery-anchored retail project, which is 86 percent leased, and is in negotiations to sell the property at a favorable price in accordance with Stratus’ five-year plan to maximize value for stockholders.

•
The first phase of Stratus’ Santal multi-family project at Barton Creek continues to proceed on schedule, with the first buildings delivered in January 2016 and project completion expected in June 2016. Santal is the initial 236 unit phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N, which has full approvals and utility capacity. In accordance with Stratus’ five-year plan, this 1,860 multi-family unit portfolio is expected to be methodically developed and strategically marketed for sale. The second 212-unit phase of Santal is currently in the planning stage.

•	Stratus' HEB grocery-anchored retail projects in Killeen and Magnolia, Texas are progressing, with the related HEB stores expected to open in first-quarter 2017 and fourth-quarter 2017, respectively.

•	Construction began in March 2016 on the first 5 of 20 homes planned in Amarra Villas in Barton Creek. One of the homes is under contract, and the others are being marketed for sale.

•
Sales of six lots were closed for a total of $2.1 million during first-quarter 2016, compared with eight lots for a total of $2.2 million during first-quarter 2015. Subsequent to March 31, 2016, ten lots either have closed or are under contract for a total of $3.5 million through April 30, 2016. Lot inventory available for sale at Barton Creek and Circle C totaled 65 and 18 lots, respectively, at April 30, 2016, with related total gross value of approximately $44 million. These lots are actively being marketed for sale in accordance with Stratus’ five-year plan.

•
Stratus’ 3TEN ACL Live venue opened in March 2016. The venue is located on the site of the W Austin Hotel & Residences, and, with a capacity of approximately 350 people, is designed to be more intimate than ACL Live, which can accommodate approximately 3,000 people.

•
Results for the first quarter of 2016 compared to the first quarter of 2015 reflected increased operating income across all segments other than the Real Estate Operations segment, which declined primarily due to a decrease in lot sales.

•
Net loss attributable to common stockholders totaled $1.7 million, $0.21 per share, for first-quarter 2016 compared with net income attributable to common stock of $2.7 million, $0.34 per share, for first-quarter 2015. First-quarter 2016 results reflected an increase in general and administrative expenses due to costs associated with the proxy contest commenced by Carl Berg. In January 2016, Stratus refinanced debt associated with its fully owned W Austin Hotel & Residences with longer-term, fixed-rate debt, and reported an after-tax loss on early extinguishment of debt of $0.5 million and increased interest expense in the 2016 period. First-quarter 2015 net income included the recognition of a deferred after-tax gain of $3.2 million associated with the 2012 sale of 7500 Rialto and reflected a reduction of $1.0 million for net income attributable to noncontrolling interests in subsidiaries relating to our former joint venture partner’s interest in the W Austin Hotel & Residences.

•
On January 5, 2016, Stratus completed the refinancing of the W Austin Hotel & Residences. Goldman Sachs Mortgage Company provided a $150.0 million, ten-year, non-recourse term loan. Stratus’ consolidated debt at March 31, 2016, of $274.7 million consisted of approximately 60 percent fixed-rate debt, with an average interest rate of 5.64 percent, and approximately 40 percent variable-rate debt, with an average interest rate of 4.07 percent. As of the date of the refinance, Stratus' net investment in the W Austin Hotel & Residences was approximately $8 million.

•
Management continues to work diligently to execute Stratus’ board-approved five-year plan, and is working closely with Stratus’ financial advisor, Hentschel & Company, in connection with Stratus’ previously-announced review of strategic alternatives to further enhance value for Stratus’ stockholders.

AUSTIN, TX, May 10, 2016 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $1.7 million, $0.21 per share, for first-quarter 2016, compared with net income attributable to common stock of $2.7 million, $0.34 per share, for first-quarter 2015. Stratus' net loss attributable to common stock for first-quarter 2016 included an after-tax loss on early extinguishment of debt totaling $0.5 million, $0.07 per share, associated with the prepayment of a loan with Bank of America, which was replaced with longer-term, fixed-rate funding from Goldman Sachs. Net income attributable to common stock for first-quarter 2015 included income from discontinued operations of $3.2 million, $0.40 per share, associated with the recognition of a deferred gain associated with the 2012 sale of 7500 Rialto and reflected a reduction of $1.0 million for net income attributable to noncontrolling interests in subsidiaries relating to our former joint venture partner’s interest in the W Austin Hotel & Residences.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “We are pleased with our continued efforts to enhance the value of our assets for our stockholders and continue to benefit from our strong relationships with regional partners like HEB. In addition to working diligently to execute the five-year plan, management continues to work closely with Stratus’ financial advisor in connection with the recently-announced review of strategic alternatives to further enhance value for Stratus’ stockholders.”

Summary Financial Results.

	Three Months Ended
	March 31,
	2016		2015
	(In Thousands, Except Per Share Amounts)
Revenues	$19,026		$20,225
Operating income	473		1,609
(Loss) income from continuing operations	(1,683)	[a]	566
Income from discontinued operations, net of taxes	—		3,218	[b]
Net (loss) income	(1,683)	[a]	3,784
Net (loss) income attributable to common stockholders	(1,683)	[a]	2,742	[a]

Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.21)		$(0.06)
Discontinued operations	—		0.40	[a]
Diluted net (loss) income per share attributable to common stockholders	$(0.21)		$0.34

Diluted weighted-average shares of common stock outstanding	8,071		8,079

a.	Includes a loss on early extinguishment of debt totaling $0.8 million ($0.5 million to net loss attributable to common stock or $0.07 per share) associated with prepayment of the Bank of America loan.
b. Represents recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

Five-Year Plan. In March 2015, Stratus announced that its board of directors had unanimously approved a five-year plan to create value for stockholders by methodically developing certain existing assets and strategically marketing other assets for sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Consistent with the five-year plan, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively. As discussed further below, Stratus is in negotiations to sell The Oaks at Lakeway, continues to market its completed single-family homesites, continues construction on its Santal multi-family project at Barton Creek Section N, and continues to progress its development projects and plans, including additional HEB-anchored projects.

On September 28, 2015, Stratus completed the purchase of Canyon-Johnson Urban Fund II, L.P.'s (Canyon-Johnson’s) approximate 58 percent interest in the joint venture that owned the W Austin Hotel & Residences (the Block 21 Joint Venture) for approximately $62 million, after Canyon-Johnson triggered the buy/sell provisions in the joint venture agreement. Stratus completed the refinancing of the W Austin Hotel & Residences in January 2016.

Review of Strategic Alternatives. In April 2016, Stratus announced that its board of directors authorized management to explore a full range of strategic alternatives to enhance value for its stockholders, including, but not limited to, a sale of Stratus, a sale of certain of its core assets, a share repurchase program, and continuing its long-term plans to develop the value of its properties. After conducting a thorough process of evaluating several financial advisors, Stratus engaged Hentschel & Company, a premier boutique investment banking advisory firm focused on the real estate industry, as financial advisor in connection with the review of strategic alternatives. The board of directors has not set a definitive timeline for completion of this review process and has not determined to pursue any particular strategic alternative or enter into any transaction. There can be no assurance that this process will result in any change to the previously announced five-year plan, a sale transaction or any other transaction.

Progress on Development Projects. Stratus is currently developing The Oaks at Lakeway retail and Santal multi-family projects. The Oaks at Lakeway is a HEB Grocery Company, L.P. (HEB) anchored retail project planned for 231,436 square feet of commercial space. Leases for 86 percent of the space, including the HEB store lease, have been executed and leasing for the remaining space is under way. The HEB store opened in October 2015, and several other retail tenants have opened in 2016. Completion of the first phase of the project is expected in mid-2016, and construction of the remaining space will be started once leases have been executed. Stratus has received attractive bids for the project and is in active negotiations to sell the property.

The Santal multi-family project is a garden-style apartment complex consisting of 236 units in Barton Creek. Construction commenced in January 2015 and pre-leasing began in November 2015. The first units were completed in January 2016, and the project is expected to be completed in June 2016. Santal is the initial phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N. The portfolio is fully entitled and has committed utility capacity for full buildout. The 212-unit second phase of Santal is currently in the planning stage.

Construction of the first 5 of 20 homes planned for the Amarra Villas project in Barton Creek commenced in March 2016, and as of April 30, 2016, Stratus has begun marketing them for sale.

Stratus has completed the planning, engineering, and permitting for the regional water, wastewater, drainage and roadway infrastructure necessary for the development of Barton Creek Section N. Construction of a water treatment plant, linear utility construction, drainage facilities, and Tecoma Boulevard are nearing completion. Construction of a wastewater treatment plant began in January 2016 and service is anticipated to begin in May 2016. These infrastructure facilities, essential for development of Section N and Sections K, L and O, reflect a total infrastructure investment to date of approximately $39 million, a large portion of which is expected to be reimbursed through municipal utility district reimbursements.

Stratus’ HEB grocery anchored retail developments in Magnolia and Killeen, Texas are progressing on schedule and are expected to be developed, marketed and sold pursuant to Stratus' five-year plan. Construction of The West Killeen Market project is expected to begin in third-quarter 2016, and the HEB store is expected to open in first-quarter 2017. The HEB store at the Magnolia project is expected to open in fourth-quarter 2017.

Stratus believes that the Austin and surrounding sub-markets continue to be desirable. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are highly entitled and now have utility capacity for full buildout. As a result, Stratus believes that through strategic planning, development and marketing, as provided in its five-year plan, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means.

Debt Refinancing. On January 5, 2016, Stratus completed the refinancing of the W Austin Hotel & Residences. Goldman Sachs Mortgage Company provided a $150.0 million, ten-year, non-recourse term loan (the Goldman Sachs loan) with a fixed interest rate of 5.58 percent per annum and payable monthly based on a 30-year amortization. Stratus used the proceeds from the Goldman Sachs loan to fully repay its existing obligations under the Bank of America loan and the $20.0 million Comerica term loan, which were used to fund the purchase of Canyon-Johnson's approximate 58 percent joint venture interest for approximately $62 million, including customary post-closing adjustments, under the terms of the buy/sell provisions of the joint venture's operating agreement. The Goldman Sachs loan provides a new long-term capital structure for the W Austin Hotel & Residences that eliminated interest rate risk for $150.0 million of debt and reduced Stratus' total recourse debt, enabling significant recurring cash flow from what Stratus considers to be a premier asset. As of the date of the refinance, Stratus' net investment in the W Austin Hotel & Residences was approximately $8 million.

Operating Results. Operating income for the Hotel segment increased slightly quarter over quarter, as lower revenues were more than offset by reduced cost of sales and depreciation. Revenue from the Hotel segment totaled $10.7 million for first-quarter 2016, compared with $11.7 million for first-quarter 2015. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. Lower Hotel revenues for first-quarter 2016, compared with first-quarter 2015, primarily reflects decreased room revenues as a result of lower than expected demand during the music portion of the South-by-Southwest festival. RevPAR at the W Austin Hotel, which is calculated by dividing total room revenue by the average total rooms available during the quarter, was $282 during first-quarter 2016, compared with $320 during first-quarter 2015. Cost of sales for the Hotel segment (excluding depreciation) were $7.7 million in first-quarter 2016, compared with $8.1 million in first-quarter 2015, reflecting lower management fees and decreased room, food and beverage costs. Depreciation expense was $0.6 million lower in first-quarter 2016, resulting from $13.0 million of furniture and equipment being fully depreciated as of December 31, 2015. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Operating income for the Entertainment segment increased from $0.6 million in first-quarter 2015 to $0.7 million in first-quarter 2016 primarily due to lower costs of sales. Revenue from the Entertainment segment totaled $4.2 million for first-quarter 2016, compared with $4.3 million for first-quarter 2015. Entertainment revenue primarily reflects the results of operations for Austin City Limits Live at the Moody Theater (ACL Live), including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. Entertainment revenue also reflects revenues associated with events hosted at venues other than ACL Live, including the recently opened 3TEN ACL Live, and production of recorded content for artists performing at ACL Live or 3TEN ACL Live, as well as the results of the Stageside Productions joint venture with Pedernales Entertainment. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events. ACL Live hosted 51 events during first-quarter 2016, compared with 48 events during first-quarter 2015. ACL Live currently has events booked through May 2017. The decrease in entertainment revenue primarily reflects lower average ticket prices.

The Real Estate Operations segment essentially broke even for first-quarter 2016 compared to operating income of $0.3 million for first-quarter 2015. Revenue from the Real Estate Operations segment totaled $2.3 million for first-quarter 2016, compared with $2.5 million for first-quarter 2015.

Stratus' developed property sales for first-quarter 2016 and 2015 included the following (dollars in thousands):

	Three Months Ended March 31,
	2016			2015
	Lots	Revenues	Average Cost per Lot	Lots	Revenues	Average Cost per Lot
Barton Creek
Amarra Drive:
Phase II Lots	1	$550	$190	—	$—	$—

Circle C
Meridian	5	1,515	170	8	2,205	156

Total Residential	6	$2,065		8	$2,205

The decrease in developed property sales revenues in first-quarter 2016, compared with first-quarter 2015, primarily reflects a decrease in lot sales at Meridian, partly offset by the sale of one Amarra Drive Phase II lot. As of April 30, 2016, 8 Meridian lots have closed or were under contract and 18 lots remained available for sale. Additionally, as of April 30, 2016, 2 Amarra Drive Phase III lots were under contract and 52 Amarra Drive Phase III lots remained available for sale.

Operating income from the Commercial Leasing segment increased from $0.7 million in first-quarter 2015 to $0.8 million in first-quarter 2016. Rental revenue from the Commercial Leasing segment totaled $2.2 million for first-quarter 2016, compared with $1.9 million for first-quarter 2015. Rental revenue primarily reflects revenue from The Oaks at Lakeway, office and retail space at the W Austin Hotel & Residences and Barton Creek Village. Rental revenue for first-quarter 2015 also included revenue from Parkside Village and 5700 Slaughter, which were both sold on July 2, 2015. The increase in rental revenue in first-quarter 2016, compared with first-quarter 2015, primarily reflects rental revenues from The Oaks at Lakeway partially offset by a decrease related to the sales of Parkside Village and 5700 Slaughter.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the outcome of the strategic review process, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Hotel	$10,575	$11,619
Entertainment	4,143	4,309
Real estate operations	2,255	2,476
Commercial leasing	2,053	1,821
Total revenues	19,026	20,225
Cost of sales:
Hotel	7,681	8,082
Entertainment	3,044	3,403
Real estate operations	2,209	2,110
Commercial leasing	862	741
Depreciation	1,682	2,304
Total cost of sales	15,478	16,640
General and administrative expenses	3,075	1,976
Total costs and expenses	18,553	18,616
Operating income	473	1,609
Interest expense, net	(1,969)	(850)
Loss on interest rate derivative instruments	(374)	(55)
Loss on early extinguishment of debt	(837)	—
Other income, net	4	4
(Loss) income before income taxes and equity in unconsolidated affiliates' income	(2,703)	708
Equity in unconsolidated affiliates' income	98	121
Benefit from (provision for) income taxes	922	(263)
(Loss) income from continuing operations	(1,683)	566
Income from discontinued operations, net of taxes	—	3,218
Net (loss) income	(1,683)	3,784
Net income attributable to noncontrolling interests in subsidiaries	—	(1,042)
Net (loss) income attributable to common stockholders	$(1,683)	$2,742

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.21)	$(0.06)
Discontinued operations	—	0.40
Basic and diluted net (loss) income per share attributable to common stockholders	$(0.21)	$0.34

Weighted-average shares of common stock outstanding:
Basic	8,071	8,041
Diluted	8,071	8,079

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$11,285	$17,036
Restricted cash	8,293	8,731
Real estate held for sale	24,999	25,944
Real estate under development	141,218	139,171
Land available for development	14,433	23,397
Real estate held for investment, net	208,779	186,626
Deferred tax assets	15,351	15,329
Other assets	15,264	13,871
Total assets	$439,622	$430,105

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$14,552	$14,182
Accrued liabilities	6,656	10,356
Debt	274,734	260,592
Other liabilities	8,708	8,301
Total liabilities	304,650	293,431

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	92	91
Capital in excess of par value of common stock	192,392	192,122
Accumulated deficit	(36,827)	(35,144)
Common stock held in treasury	(20,760)	(20,470)
Total stockholders' equity	134,897	136,599
Noncontrolling interests in subsidiaries	75	75
Total equity	134,972	136,674
Total liabilities and equity	$439,622	$430,105

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2016	2015
Cash flow from operating activities:
Net (loss) income	$(1,683)	$3,784
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	1,682	2,304
Cost of real estate sold	970	1,167
Loss on early extinguishment of debt	837	—
Loss on interest rate derivative contracts	374	55
Debt issuance cost amortization and stock-based compensation	365	365
Deferred gain on sale of 7500 Rialto, net of tax	—	(3,218)
Equity in unconsolidated affiliates' income	(98)	(121)
Deposits	(114)	(98)
Deferred income taxes	(22)	98
Purchases and development of real estate properties	(3,125)	(6,563)
(Increase) decrease in other assets	(710)	972
Decrease in accounts payable, accrued liabilities and other	(3,182)	(577)
Net cash used in operating activities	(4,706)	(1,832)

Cash flow from investing activities:
Capital expenditures	(13,868)	(8,276)
Investment in unconsolidated affiliates	(187)	35
Net cash used in investing activities	(14,055)	(8,241)

Cash flow from financing activities:
Borrowings from credit facility	5,500	14,500
Payments on credit facility	(1,931)	(6,946)
Borrowings from project loans	160,424	6,774
Payments on project and term loans	(149,882)	(9,083)
Stock-based awards net payments, including excess tax benefit	(158)	(93)
Financing costs	(943)	—
Net cash provided by financing activities	13,010	5,152
Net decrease in cash and cash equivalents	(5,751)	(4,921)
Cash and cash equivalents at beginning of year	17,036	29,645
Cash and cash equivalents at end of period	$11,285	$24,724

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Hotel, Entertainment, Real Estate Operations and Commercial Leasing.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences.
The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including the recently opened 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C Community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; in Magnolia, Texas located in the greater Houston area; and in Killeen, Texas (The West Killeen Market).
The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences, a retail building and a bank building in Barton Creek Village, a retail building at The Oaks at Lakeway and the first phase of the Santal multi-family project. On July 2, 2015, Stratus completed the sales of the Parkside Village and 5700 Slaughter properties, which were included in the Commercial Leasing segment.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses primarily consist of employee salaries, wages and other costs, and beginning January 1, 2016, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The segment disclosures for first-quarter 2015 have been recast to be consistent with the first-quarter 2016 presentation. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Hotel	Entertainment	Real Estate Operations[a]	Commercial Leasing[b]	Corporate, Eliminations and Other[c]		Total
Three Months Ended March 31, 2016:
Revenues:
Unaffiliated customers	$10,575	$4,143	$2,255	$2,053	$—		$19,026
Intersegment	89	33	8	136	(266)		—
Cost of sales, excluding depreciation	7,710	3,105	2,209	870	(98)		13,796
Depreciation	846	335	60	476	(35)		1,682
General and administrative expenses	—	—	—	—	3,075	[d]	3,075
Operating income (loss)	$2,108	$736	$(6)	$843	$(3,208)		$473
Capital expenditures[e]	$87	$24	$3,125	$13,757	$—		$16,993
Total assets at March 31, 2016	106,284	42,311	197,616	81,290	12,121		439,622

Three Months Ended March 31, 2015:
Revenues:
Unaffiliated customers	$11,619	$4,309	$2,476	$1,821	$—	$20,225
Intersegment	72	23	25	86	(206)	—
Cost of sales, excluding depreciation	8,102	3,429	2,111	765	(71)	14,336
Depreciation	1,494	324	57	467	(38)	2,304
General and administrative expenses	—	—	—	—	1,976	1,976
Operating income (loss)	$2,095	$579	$333	$675	$(2,073)	$1,609
Income from discontinued operations[f]	$—	$—	$—	$3,218	$—	$3,218
Capital expenditures[e]	391	61	6,563	7,824	—	14,839
Total assets at March 31, 2015	109,669	50,993	190,448	47,880	4,390	403,380

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes the results of the Parkside Village and 5700 Slaughter commercial properties through July 2, 2015.

c.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

IV

d.
General and administrative costs were higher in first-quarter 2016, compared with first-quarter 2015, primarily reflecting higher legal and consulting fees mainly due to costs associated with the proxy contest commenced by Carl Berg.

e.	Includes purchases and development of residential real estate held for sale.

f.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.

V